Exhibit 99.17

First Trinity Financial Corporation Announces Filing of Application to Acquire Additional Ownership of First Wyoming Capital Corporation

Tuesday, November 29, 2011

Tulsa, Oklahoma

First Trinity Financial Corporation’s (“First Trinity”) has entered into an agreement to acquire an additional 12% of the issued and outstanding shares of First Wyoming Capital Corporation (“First Wyoming”), a Wyoming based financial holding company.  First Wyoming owns 100% of the outstanding stock of First Wyoming Life Insurance Company (“First Wyoming Life”), a newly formed life insurance company domiciled in Wyoming.  Because of First Wyoming’s 100% ownership of First Wyoming Life, the acquisition of these additional shares is subject to approval by the Wyoming Department of Insurance.  First Trinity previously acquired approximately 9% of the outstanding common stock of First Wyoming.

On November 29, 2011, First Trinity filed the necessary application with the Wyoming Department of Insurance to authorize the acquisition of more than 10% of the issued and outstanding shares of First Wyoming.  A hearing on the application is expected to be scheduled within 30 days from the filing.

The approval of First Trinity’s acquisition of more than 10% ownership of First Wyoming by the Wyoming Department of Insurance, if it occurs, will allow the company to acquire the 12% of the issued and outstanding shares discussed above.  In addition, First Trinity may acquire more than 21% of First Wyoming without the prior approval of the Wyoming Department of Insurance.  First Trinity does not plan to acquire additional shares of First Wyoming at this time.

About the company:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised over $8.9 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.